                                 EXHIBIT 23(B)

                                                                   Exhibit 23(b)

                              ACCOUNTANTS' CONSENT



The Board of Directors
Matria Healthcare, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Matria Healthcare, Inc. of our reports dated February 17, 1995, relating to the consolidated balance sheets of Healthdyne, Inc. and subsidiaries (predecessor of Matria Healthcare, Inc.) as of December 31, 1994 and 1993, and the related consolidated statements of earnings (loss), shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994 and related schedule, which reports appear in the December 31, 1994 annual report on Form 10-K of Healthdyne, Inc.

                                                       /s/ KPMG Peat Marwick LLP

                                                           KPMG PEAT MARWICK LLP





Atlanta, Georgia
March 19, 1996